EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Second Fiscal Quarter Ended March 26, 2011 and Announces a Quarterly Dividend

CONCORD, Mass., May 9, 2011 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO), today announced its results for the fiscal quarter ended March 26, 2011. For the second quarter of the Company's 2011 fiscal year, the Company reported net income of $515,000, or $0.28 per share, on revenue of $3,107,000, as compared to a net loss of $(87,000), or $(0.05) per share, on revenue of $3,576,000 for the quarter ended March 27, 2010. For the six months ended March 26, 2011, the Company reported net income of $1,014,000, or $0.56 per share, on revenue of $5,842,000, as compared to net income of $2,269,000, or $1.48 per share, on revenue of $8,340,000 for the six months ended March 27, 2010.

Technical Communications Corporation today also announced that its Board of Directors has declared a dividend of $0.10 per share of common stock outstanding. The dividend is payable in cash on June 15, 2011 to all shareholders of record on June 1, 2011.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "Shipments for the second quarter were largely from our DSP9000 Radio Encryption product family for both man portable and imbedded OEM applications. This product line continues to be an excellent performer for TCC as it provides users with the ability to conduct encrypted communications with dissimilar radios. TCC also completed deliveries of upgrade equipment for our DSD72A-SP Bulk Encryptors employed in an expanding Asian air defense system.

"We are pleased with our second quarter performance, which generated a 17% return on revenues, while we increased our product development investments over the previous quarter and the prior year. We continue to believe that product evolution and new product introduction will expand our traditional markets and open up new ones."

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the quarter ended December 25, 2010 and its Annual Report on Form 10-K for the fiscal year ended September 25, 2010.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended
	(Unaudited)
	3/26/2011	3/27/2010
Net sales	$ 3,107,000	$ 3,576,000
Gross profit	2,627,000	2,147,000
S, G & A expense	724,000	894,000
Product development costs	961,000	331,000
Operating income	943,000	922,000
Income tax expense (benefit)	428,000	1,010,000
Net income (loss)	515,000	(87,000)
Net income (loss) per share:
Basic	$ 0.28	$(0.05)
Diluted	$ 0.27	$ (0.05)

	Six Months Ended
	(Unaudited)
	3/26/2011	3/27/2010
Net sales	$ 5,842,000	$ 8,340,000
Gross profit	4,682,000	5,703,000
S, G & A expense	1,399,000	1,631,000
Product development costs	1,857,000	858,000
Operating income	1,426,000	3,213,000
Income tax expense (benefit)	414,000	947,000
Net income	1,014,000	2,269,000
Net income per share:
Basic	$ 0.56	$ 1.48
Diluted	$ 0.54	$ 1.31

Condensed consolidated balance sheets
	3/26/2011	9/25/2010
	(unaudited)	(derived from audited financial statements)
Cash	$ 7,663,000	$ 11,034,000
Accounts receivable, net	2,061,000	131,000
Inventory	2,963,000	2,613,000
Deferred income taxes	580,000	469,000
Other current assets	135,000	154,000
Total current assets	13,402,000	14,401,000
Property and equipment, net	523,000	425,000
Total assets	$ 13,925,000	$ 14,826,000

Accounts payable	237,000	314,000
Accrued expenses and other current liabilities	1,318,000	2,927,000
Total current liabilities	1,554,000	3,241,000
Total stockholders' equity	12,370,000	11,585,000
Total liabilities and stockholders' equity	$ 13,925,000	$ 14,826,000
CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com